Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Open Text Corporation:
We consent to the incorporation by reference in the registration statements (No. 333-184670, 333-87024, 333‑109505, 333-121377, 333-146350, 333-146351) on Form S-8 of Open Text Corporation of our reports dated August 1, 2013, with respect to the consolidated balance sheets of Open Text Corporation as of June 30, 2013 and June 30, 2012, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2013, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of June 30, 2013, which reports appear in the June 30, 2013 annual report on Form 10‑K of Open Text Corporation.

/s/ KPMG LLP
Chartered Accountants, Licensed Public Accountants
Toronto, Canada
August 1, 2013